Exhibit 12.1



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges

          and Preferred Stock Dividend Requirements

                                              Six Months Ended
                                                  June 30
                                              2000       1999
                                              ----       ----
                                               (In Millions)
                                               -------------
Earnings:
 Earnings before income taxes,
  extraordinary item and cumulative
  effect of accounting change                $  714    $1,176
 Fixed charges, from below                      574       598
 Undistributed (earnings) losses of affiliates    3       (27)
 Interest capitalized                           (40)      (36)
                                              -----     -----
       Earnings                              $1,251    $1,711
                                              =====     =====

Fixed charges:

 Interest expense                            $  192    $  184
 Preferred stock dividend requirements           65        97
 Portion of rental expense representative
    of the interest factor                      317       317
                                              -----     -----
       Fixed charges                         $  574    $  598
                                              =====     =====

Ratio of earnings to fixed charges             2.18      2.86
                                              =====     =====